Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and between SP+ Corporation, a Delaware corporation, with its corporate offices in Chicago, Illinois including its subsidiaries, affiliates, assigns and other businesses (the “Company” or “Parking Companies”) and Rob Toy (the “Employee”) effective as of January 1, 2023.

RECITALS

A. The Company is in the business of providing an array of technology-driven mobility solutions for commercial, institutional and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential, institutional and commercial property management services, security services for commercial establishments, logistics support for large-scale events and airport, institutional and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses, including its divisions (in each case including their predecessor’s or successor’s), are also referred to hereinafter as the “Parking Companies”).

B. The Employee is employed by the Company pursuant to that certain Employment Agreement dated as of September 10, 2012, as amended, and desires to continue Employee’s employment relationship with the Company on and subject to the terms and conditions hereinafter set forth.

C. In the course of Employee’s employment hereunder, Employee has had and will continue to have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in paragraph 6 below.

NOW, THEREFORE, in consideration of: (i) the foregoing Recitals, (ii) the mutual covenants and agreements herein contained, including but not limited to (a) the agreement to arbitrate all disputes arising out of this Agreement, (b) the Company’s agreement to pay salary, (c) the Company’s agreement to make salary continuation payments payable on termination, (d) the Company’s agreement to pay or provide benefits, and (e) Employee’s continued employment by the Company, and (iii) the exchange of Trade Secrets and Confidential Information regarding the Company’s business and its clients, the Company and Employee hereby covenant and agree as follows:

1. Employment Period. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on January 1, 2023, and ending December 31, 2025 (the “Employment Period”). Notwithstanding any termination of this Agreement, all of the terms and provisions set forth in paragraph 6 of this Agreement shall remain in full force and effect.

2. Position and Duties. During the Employment Period, the Employee shall serve as Executive Advisor – Commercial Division with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities assigned to the Employee under this Agreement, and use the Employee’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Employee shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Employee’s employment pursuant to this Agreement. Employee shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter as it applies to peer employees.

3. Compensation.

(a) Base Salary. Commencing as of the Effective Date through and including December 31, 2023 Employee shall receive a base salary at the annual rate of Five Hundred Fifty Thousand Dollars ($550,000) (the “2023 Base Salary”). Commencing as of January 1, 2024 through December 31, 2025, the Employee shall receive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (the “2024 Base Salary” and collectively, together with the 2023 Base Salary, the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for employees as in effect from time to time.

(b) Bonus. For the 2023 calendar year, the Employee shall be eligible to receive an annual bonus (the “2023 Bonus”) based on the terms and conditions of an annual bonus program established for the Employee by the Company (the “Annual Bonus Program”). It currently is expected that the 2023 Bonus will be paid no later than March 15th of the following calendar year in which the 2023 Bonus is earned. In all events, the Employee’s target 2023 Bonus will be Two Hundred Fifty Thousand Dollars ($250,000) (the “2023 Target Bonus”), with the actual amount of the 2023 Bonus being determined in relation to the 2023 Target Bonus in accordance with the terms of the Annual Bonus Program as approved by the Compensation Committee of the Board of Directors. For the avoidance of doubt, the Employee shall not be entitled to receive any additional payments or awards under the Annual Bonus Program other than the 2023 Bonus during the Employment Period.

(c) Equity Plan. The Employee shall be entitled to participate in the Company’s Long Term Incentive Plan for the 2023 award cycle (i.e, the equity award issued in March 2023) in accordance with the terms and conditions of the Long Term Incentive Plan, up to a target value of Five Hundred and Fifty Thousand Dollars ($550,000). For the avoidance of doubt, the Employee shall not be entitled to receive any additional grants of equity other than the equity award issued in 2023 during the Employment Period.

(d) Other Benefits. In addition to the foregoing, during the Employment Period: (i) the Employee shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company’s 401(k) plan, on the same terms and conditions as those applicable to peer employees; (ii) the Employee shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company’s vacation policy as in effect from time to time; and (iii) the Employee and the Employee’s family shall be eligible for participation in, and shall receive all benefits under, all group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer employees.

(e) Business Expenses. Employee shall be reimbursed by the Company for those business expenses authorized by the Company and those for which are necessarily and reasonably incurred on behalf of the Company and which may be properly be deducted by the Company as business expenses for federal tax purposes.

4. Termination of Employment.

(a) Death or Disability. In the event of the Employee’s death during the Employment Period, the Employee’s employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Employee’s employment because of the Employee’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers. A termination of the Employee’s employment by the Company for Disability shall be communicated to the Employee by written notice, and shall be effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), unless the Employee returns to full-time performance of the Employee’s duties before the Disability Effective Date.

(b) By the Company. In addition to termination for Disability, the Company may terminate the Employee’s employment during the Employment Period for Cause or without Cause. “Cause” means:

(i)	the Employee is indicted for, convicted of, or pleads guilty or nolo contendre to, a felony or crime involving moral turpitude;

(ii)

the Employee engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Employee’s duties under this Employment Agreement, and, if curable, such breach remains uncured following fifteen (15) calendar days’ prior written notice given by the Company to the Employee specifying such conduct;

(iii)

the Employee has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen (15) calendar days’ prior written notice specifying such breach given by the Company to the Employee;

(iv)

the Employee’s material violation of federal law or state law that the Board reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business;

(v)	the Employee’s act of fraud or dishonesty in the performance of the Employee’s job duties; or

(vi)	the Employee’s continued and willful or deliberate failure to substantially perform the Employee’s duties (other than as a result of physical or mental illness or injury).

(c) Voluntarily by the Employee. The Employee may terminate his or her employment by giving written notice thereof to the Company (“Voluntary Termination”); provided, however, that if Employee terminates his or her employment for Good Reason, such termination shall not be considered a voluntary termination by Employee and Employee shall be treated as if he or she had been terminated by the Company pursuant to paragraph 5(a) below. “Good Reason” means any of the following:

(i)	that the Employee, without the Employee’s express, written consent, has suffered a material breach of the Employee’s Employment Agreement by the Company; or

(ii)

that the Employee, without the Employee’s express, written consent, has been directed by the Board to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.

Termination of employment by the Employee will not be for Good Reason unless (1) the Employee notifies the Company in writing within thirty (30) calendar days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) calendar days after the date on which it receives such notice (the “Remedial Period”), and (3) the Employee actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If the Employee terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the Employee’s termination will not be considered to be for Good Reason.

(d) Date of Termination. The “Date of Termination” means, as the case may be: (i) the date of the Employee’s death, (ii) the Disability Effective Date, (iii) the effective date of the termination of Employee’s employment by the Company for Cause, as set forth in a written notice from the Company, (iv) the effective date of the termination of Employee’s employment by the Company for any reason other than Cause or Disability, (v) the effective date of any Voluntary Termination by the Employee, or (vi) the final day of the Employment Period.

5. Obligations of the Company upon Termination.

Subject to Company policy, the Employee shall receive accrued but unpaid vacation pay through the Date of Termination

The Company agrees to compensate the Employee under certain terminating events as is described in this paragraph 5(a), (b) and (c), as consideration for the representations, restrictions and obligations contained in paragraph 6, subject to and conditioned on Employee’s execution of a Confidential Severance Agreement and General Release which shall contain confirmation of Employee’s agreement to strictly comply with all of the terms set forth in paragraph 6 of this Agreement.

(a) By the Company Other Than for Cause or Disability. If, prior to December 31, 2023, the Company terminates the Employee’s employment other than for Cause or Disability or if the Employee voluntarily terminates his employment for Good Reason, the Company shall:

(i) continue to pay the Employee through December 31, 2023 the 2023 Base Salary and 2023 Bonus as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above, provided the amount of the 2023 Bonus so paid shall equal the 2023 Target Bonus;

(ii) continue to provide health (medical and dental) benefits to the Employee and the Employee’s family, at least as favorable as those that would have been provided to them under clause (d)(iii) of paragraph 3 above if the Employee’s employment had continued until the end of the Employment Period, provided, that during the period when the Employee is eligible to receive such welfare benefits under another employer-provided plan, the benefits provided by the Company pursuant to clause (iii) of this paragraph 5(a) may be made secondary to those provided under such other plan.

For the avoidance of doubt, in the event that, after December 31, 2023, the Company terminates the Employee’s employment or the Employee voluntarily terminates his employment for Good Reason, the Employee shall not be entitled to receive any remuneration under this Section 5(a).

(b) Death. During his employment, Employee will be eligible for life insurance benefits equal to one-times his then annual base salary payable to any named beneficiary he chooses. Should the life insurance be triggered in the second year of the term of this agreement, SP+ will pay one-times his annual salary to said named beneficiary.

(c) Cause and Voluntary Termination. If the Employee voluntarily terminates the Employee’s employment or if the Employee’s employment is terminated by the Company for Cause at any time, subject to and conditioned upon the Employee’s execution of a Confidential Severance Agreement and General Release which shall contain confirmation of Employee’s agreement to strictly comply with all the terms set forth in paragraph 6 of this Agreement, the Company shall pay the Employee as additional consideration for the Employee’s strict compliance with all the provision of the terms of paragraph 6, an amount equal to one-twenty-fourth (1/24) of the Employee’s Annual Base Salary then in effect, at the rate in effect the day before the Date of Termination.

6. Protection of Proprietary Interests.

(a) Trade Secret and Confidential Information. The Employee recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operate. The Employee further recognizes and acknowledges that in exchange for his or her employment with the Parking Companies, the Employee has been given access to and provided with and will continue to be provided with additional confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, which is not generally available to the public, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence are referred to herein as “Trade Secret and Confidential Information”).

(b) Customer Relationships. The Employee understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. The Employee additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of and confidential information about its clients and their needs. Finally, the Employee acknowledges the Employee’s association and contact with these clients is derived solely from Employee’s employment with the Company. The Employee further acknowledges that the Company does business throughout the United States and that the Employee personally has significant contact with the Company’s clients and customers solely as a result of Employee’s relationship with the Company.

(c) Confidentiality. With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court or government agency of competent jurisdiction, the Employee agrees that Employee shall during his or her employment and thereafter:

(i) hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company so long as such Information is not generally available to the public;

(ii) use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons or use;

(iii) make no use of any Trade Secret and Confidential Information except as is required in the performance of Employee’s duties for the Company; and

(iv) immediately upon termination of Employee’s employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company all Company property including, without limitation, any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company. The term “documents” as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict the Employee from using, at any time after Employee’s termination of employment with the Company, information which is generally available to the public or industry.

(d) Assignment of Intellectual Property Rights. The Employee agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Employee while so employed and relating to the business of the Company, and the Employee agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Employee for the Parking Companies.

(e) Non-Compete. Employee agrees that while employed by the Company and for a period of twelve (12) months after his or her Date of Termination for any reason, Employee will not directly or indirectly without first obtaining the express written permission of the Employer’s Chief Legal Officer, which permission may be withheld in the Employer’s sole discretion:

(i) conduct business with any client or customer of the Company with which Employee had any direct contact or responsibility within the twelve months preceding the Date of Termination or about whom Employee acquired any Trade Secret or Confidential Information during his or her employment with the Company; or

(ii) become employed by or render services to any competitor of the Company if in so doing the Employee shall directly or indirectly have responsibility for clients, customers or other consulting functions competitive with the Company for which the Employee had responsibilities on behalf of the Company during the twelve months preceding the Date of Termination.

(f) Non-Solicitation. The Employee agrees that while he or she is employed by the Company and for a period of twelve (12) months after the Date of Termination, the Employee shall not, directly or indirectly:

(i) without first obtaining the express written permission of the Company’s Chief Legal Officer, which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Employee had direct contact or responsibility or about whom the Employee acquired any Trade Secret or Confidential Information during his employment with the Company. Likewise, the Employee shall not, without first obtaining the express written permission of the Company’s Chief Legal Officer which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Employee had any direct contact or about whom the Employee acquired any Trade Secret or Confidential Information during his employment with the Company; or

(ii) take any action to hire, recruit or to directly or indirectly assist in the hiring, recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies who possesses Trade Secret and Confidential Information of the Company.

If the Employee, after the termination of his or her employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Employee acknowledges that it is his or her responsibility to contact the Company so that the Company may inform the Employee of its position with respect to such opportunity.

(g) Remedies. The Employee acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief in a court of law or through arbitration, restraining the Employee from any actual or threatened breach of any of the provisions of this paragraph 6. If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This paragraph shall be applicable regardless of the reason for the Employee’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Employee expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(h) Arbitration of Disputes. Company and Employee agree to take all reasonable steps to resolve any employment-related legal and/or judicial disputes between them quickly and fairly. Should such matters remain unresolved, Company and Employee agree that final and binding arbitration shall be the exclusive remedy for any dispute between them relating to all common law, statutory, legal or judicial claims, including, but not limited to, any claims for breach of contract and for violation of laws forbidding discrimination on the basis of race, color, religion, gender, age, national origin, disability or any other legally protected status. Explicitly excluded from this provision are claims regarding or relating to amount and/or adequacy of compensation, promotion, transfer, reassignment of job duties and responsibilities and discipline, except to the extent that such disputes involved common law, statutory, legal or judicial claims. This agreement does not preclude administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies.

Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of the paragraph with respect to such arbitration shall be determined by the arbitrator. This agreement does not affect substantive rights; it simply governs forum. For example, the arbitrator is to apply the same statute of limitations and to award the same relief that a court would in a judicial proceeding. Nothing in this section prevents the Company from seeking a temporary restraining order to preliminary injunctive relief until such time that the dispute can be arbitrated.

Arbitration shall be before a single arbitrator in the city in which the Employee’s immediate supervisor maintains his main office when the matter is submitted to arbitration, unless the parties mutually agree to hold the arbitration in a different location. The arbitration will be administered in accordance with the employment disputes rules of the Judicial Arbitration and Mediation Services (JAMS) and its procedures then in effect. If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection. The Company will pay the fees of the JAMS and the arbitrator. However, in the event that the Employee submits a matter to arbitration, he shall be responsible for contributing to such fees an amount equivalent to the amount required to file a complaint of the same type in the state court which is geographically closer to the site of the arbitration.

The arbitrator’s award is to be in writing, with reasons given and evidence cited for the award. The arbitrator shall have the discretion to award fees (including administrative charges, costs and/or reasonable attorney’s fees actually expended) to the prevailing party, in accordance with controlling law. Any court of competent jurisdiction may enter judgment upon the award, either by : (1) confirming the award, or ; (2) vacating, modifying or correcting the award: (a) on any ground referred to in the U.S. Arbitration Act, (b) where the findings of fact are not supported by substantial evidence, or ; (c) where the conclusions of law are erroneous.

7. Incorporation of Recitals and Acknowledgement of Obligations. The Recitals set forth above are hereby incorporated as material terms of this Agreement. Employee acknowledges that his or her obligations under this Agreement are in addition to any and all obligations concerning the same subject matter arising under any applicable law including, without limitation, common law relating to fiduciary duties and common law and statutory law relating to trade secrets.

8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

9. Notices. Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Employee to:	Rob Toy REDACTED
In the case of the Company to:	SP Plus Corporation 200 E. Randolph Street Suite 7700 Chicago, Illinois 60601 Attention: Chief Legal Officer

10. Applicable Law: Submission to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Tennessee and any action brought to enforce interpret or declare any rights under this Agreement shall be exclusively brought in the state and federal courts of the State of Tennessee, all parties agreeing to submit to the jurisdiction of the courts of the State of Tennessee.

11. Nonalienation. The interests of the Employee under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary.

12. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

13. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business. The Employee’s duties hereunder may not be assigned by Employee and shall be binding upon the Employee even if the obligations hereunder are assigned by the Company.

15. Entire Agreement. Except as noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties relating to the subject matter hereof.

16. Acknowledgement by Employee. The Employee has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses. The Employee has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination. Employee affirmatively states that he or she has not, will not and cannot rely on any representations not expressly made herein.

17. Certification. Employee agrees not to disclose to the Company, or use in his or her work at the Company, any confidential information and/or trade secrets belonging to others, including without limitation, his or her prior employers, or any prior inventions made by Employee and which the Company is not otherwise legally entitled to learn of or use. Furthermore, by executing this Agreement, Employee certifies that he or she is not subject to any restrictive covenants and/or obligations that would prevent Employee from fully performing his or her duties for the Company. Employee also agrees that the Company may contact any employer or prospective employer of Employee to inform it of Employee’s obligations under this

Agreement, and that Employee shall affirmatively provide this Agreement to all subsequent employers.

[Signatures on following page]

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year first written above.

SP+ CORPORATION

By:	/s/ G Marc Baumann
G Marc Baumann
Chairman and CEO

EMPLOYEE:

/s/ Rob Toy
Rob Toy